UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2025 (May 12, 2025)

BlueLinx Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32383	77-0627356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1950 Spectrum Circle, Suite 300, Marietta, Georgia	30067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (770) 953-7000

                                                  N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BXC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2025, BlueLinx Holdings Inc. (the “Company”) announced that, effective May 19, 2025, Christopher Kelly Wall will join the Company as Senior Vice President, Chief Financial Officer and Treasurer.

Appointment of Christopher Kelly Wall

Mr. Wall, age 50, was the Executive Vice President and Chief Financial Officer of The Aaron’s Company, Inc. (formerly NYSE: AAN), a lease to own retailer from December 2020 through February 2025. Prior to that, Mr. Wall served as Interim Chief Financial Officer from July 2020 through November 2020 for Aaron’s, Inc., the predecessor to The Aaron’s Company, Inc., and in other senior finance roles for Aaron’s, Inc. from February 2017 through July 2020. Prior to that, Mr. Wall served as Senior Vice President of Finance for TMX Finance. Mr. Wall also previously served as Managing Director at Bank of America Merrill Lynch.

In connection with his appointment, the Company and Mr. Wall entered into an employment agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference, that is dated May 12, 2025, and effective as of May 19, 2025, under which he will receive an annual base salary of $575,000. Mr. Wall will also participate in the Company’s Short-Term Incentive Plan with a total annual cash target bonus opportunity of 80% of his base salary. He will also receive a sign-on equity award of time-based restricted stock units having an aggregate value equal to $375,000 as of the date of grant, with such awards vesting ratably over three years. He will also be eligible for future annual equity grants under the Company’s Long-Term Incentive Plan which, for 2025, will include awards of restricted stock units with an aggregate value of no less than 125% of his base salary as of the date of the award. Mr. Wall will be eligible to receive a separation benefit of 100% of his annual base salary, the pro-rated portion of his target bonus, and one year of continued healthcare coverage if he is terminated without “cause” or resigns from the Company voluntarily for “good reason”, and will receive a separation benefit of 200% of his annual base salary, the pro-rated portion of his target bonus to be calculated in accordance with the stated terms of his employment agreement, 18 months of continued healthcare coverage, and accelerated vesting of his time-based equity awards (unless the agreements for such awards, or the applicable equity award plan, provides otherwise) in the event of a qualifying termination following a “change in control” of the Company, in each case subject to Mr. Wall’s execution of a release of claims against the Company. Mr. Wall also will be entitled to certain other perquisites available to executives of the Company. The agreement also contains customary employment terms and conditions, and in-term and post-term restrictive covenants applicable to Mr. Wall.

There are no family relationships between Mr. Wall and any Company director or executive officer, and no arrangements or understandings between Mr. Wall and any other person pursuant to which he was selected as an officer. Mr. Wall is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Additional Information

Additional information about the benefit plans and programs described in this Item 5.02, and other plans and programs generally available to the Company’s executive officers, is included in the Company’s Definitive Proxy Statement for the 2025 annual meeting of its stockholders filed with the Securities and Exchange Commission on April 10, 2025.

Item 7.01	Regulation FD Disclosure.

On May 13, 2025, the Company issued a press release announcing the appointment of Mr. Wall as Senior Vice President, Chief Financial Officer and Treasurer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this Current Report on 8-K and in Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, and is not subject to the liabilities of that section and is not deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits:

The following exhibits are attached with this Current Report on Form 8-K:

Exhibit No.	Exhibit Description
10.1	Employment Agreement by and among BlueLinx Corporation, BlueLinx Holdings, Inc., and Kelly Wall, dated May 12, 2025.
99.1	Press Release of BlueLinx Holdings Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlueLinx Holdings Inc.

Dated: May 13, 2025	By:	/s/ Shyam K. Reddy
Shyam K. Reddy
President and Chief Executive Officer